                                                                                   FOR IMMEDIATE RELEASE                                                                                               November 3, 2005

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Fiscal 2005 Results

CHARLOTTE, N.C.-November 3, 2005--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the 52 weeks of fiscal 2005 ended October 2, 2005 increased by 3.3% to $2.96 billion from $2.87 billion during the 53 weeks of fiscal 2004. Consolidated sales were $752 million for the 13-week fourth quarter of fiscal 2005 as compared to $773 million for the 14-week fourth quarter of fiscal 2004. The increase in sales for the year was attributable to sales improvements at both the Harris Teeter supermarket subsidiary and the American & Efird ("A&E") thread and specialty engineered yarns subsidiary. The decrease in sales for the quarter resulted from the additional week of operations in the prior year.

The Company reported consolidated net income of $68.6 million, or $1.44 per diluted share, for the 52 weeks ended October 2, 2005, compared to $64.7 million, or $1.38 per diluted share, for the 53 weeks of fiscal 2004. Consolidated net income for the 13-week fourth quarter of fiscal 2005 was $15.4 million, or $0.32 per diluted share, compared to net income of $17.9 million, or $0.38 per diluted share, for the 14-week fourth quarter of fiscal 2004. Net income for fiscal 2005 increased by 6.1% over the prior fiscal year which included one additional week of operations. The gain in earnings over the prior fiscal year resulted primarily from operating profit improvements at Harris Teeter.  The decrease in earnings for the quarter was due to the additional week of operations in fiscal 2004 and lower operating profit at A&E.  Corporate expenses for fiscal 2005 increased by $1.2 million as a result of insurance proceeds received during fiscal 2004.

Harris Teeter sales for the 52 weeks of fiscal 2005 were $2.64 billion or 2.8% above the $2.57 billion for the 53 weeks of fiscal 2004. Sales for the 13-week fourth quarter ended October 2, 2005 were $671.0 million, as compared to $689.9 million for the 14-week fourth quarter of the prior year. On a comparable week basis (reducing fiscal 2004 sales for the first week of the annual or quarterly period), sales increased 4.7% for the year and 5.2% for the quarter over the prior year periods. The increase in sales was attributable to new store activity and comparable store sales increases which were 3.00% for the year and 2.06% for the quarter.

During fiscal 2005, Harris Teeter opened ten new stores (seven of which were opened in the fourth quarter), completed the major remodeling of fourteen stores (five of which were expanded in size) and closed three older stores. The company operated 145 stores at October 2, 2005. In addition, Harris Teeter completed the purchase of six stores from Winn-Dixie during the fourth quarter. The acquired stores are in the process of being remodeled and are expected to be opened in fiscal 2006. Three of Harris Teeter's existing stores are expected to be simultaneously closed with the opening of the former Winn-Dixie stores. While management believes the store acquisitions are located in important geographic markets and offer significant opportunities for future growth, the incremental pre-opening costs, remodeling expenses and required reserves associated with the closing of the three existing stores are expected to have a negative impact on fiscal 2006 operating results of approximately $2.9 million.

Operating profit at Harris Teeter increased by 8.8% to $113.6 million for the 52 weeks of fiscal 2005 as compared to $104.4 million for the 53 weeks of fiscal 2004. During fiscal 2005, operating profit as a percent of sales improved by 23 basis points to 4.29% from 4.06% in fiscal 2004. For the 13 weeks ended October 2, 2005, operating profit was $26.9 million (4.01% of sales) as compared to $28.3 million (4.10% of sales) for the 14 weeks ended October 3, 2004. Operating profit for the fourth quarter of fiscal 2005 was negatively impacted by $1.6 million (0.24% of sales) of expense associated with the Winn-Dixie store acquisitions.

Harris Teeter's operating profit and margin improvements for fiscal 2005 were achieved primarily through the continued growth in total sales as a result of increased comparable store sales, new store sales growth and effective retail pricing and targeted promotional spending programs. Results for fiscal 2005 included the previously disclosed pre-tax charge of $2.9 million for a lease accounting correction recorded in the second quarter that related to rent holidays and $1.6 million of expense associated with the Winn-Dixie store acquisitions discussed above, while results for fiscal 2004 included a pre-tax charge of $1.7 million related to leasehold improvements that were written off in the third quarter of fiscal 2004 associated with a lease termination. The company's continued emphasis on operational efficiencies and cost controls have helped offset increased fringe benefit costs, the lease adjustment, increased pre-opening store costs, Winn-Dixie acquisition expenses and higher bank card fees.

Thomas W. Dickson, President and Chief Executive Officer of Ruddick commented that, "We are very pleased with our results for fiscal 2005 when viewed on a comparable week basis.  During fiscal 2005 we improved our results and accelerated our growth in core markets with the opening of a significant number of stores during the fourth quarter of fiscal 2005.  Our enhanced customer value proposition is paramount to our continued success.  We are committed to providing an exceptional shopping experience for all of our customers.  Our customers demand and expect to receive value, quality and superior customer service with each and every visit.  Our goal is to exceed expectations."

A&E's sales for the 52 weeks of fiscal 2005 increased to $319.7 million or 7.9% from the $296.2 million for the 53 weeks of fiscal 2004. The increase resulted from domestic sales increases of 9.0% and foreign sales increases of 6.9%. Foreign sales accounted for approximately 53% of A&E sales for both fiscal 2005 and fiscal 2004. A&E's sales for the 13-week fourth quarter ended October 2, 2005 were $81.4 million, as compared to $82.8 million for the 14-week fourth quarter of the prior year. The net decrease for the quarter was entirely attributable to the additional week of operations included in fiscal 2004. Domestic sales for the quarter increased 4.1% over the prior year while foreign sales decreased by 6.7% when compared to the fourth quarter of fiscal 2004. On a comparable number of weeks basis (reducing fiscal 2004 sales by the average weekly sales for the quarter), foreign sales increased slightly over the fourth quarter of fiscal 2004. Domestic sales growth was attributed to the acquisition of the businesses of Robison-Anton Textile Co. in the fourth quarter of fiscal 2005, Ludlow Textiles Company, Inc. in the second quarter of fiscal 2005 and Synthetic Thread Company, Inc. in the fourth quarter of fiscal 2004.

A&E's operating profit for the 52 weeks of fiscal 2005 was $9.0 million, as compared to $13.1 million for the 53 weeks of fiscal 2004. For the 13 weeks ended October 2, 2005, operating profit was $0.7 million as compared to $3.5 million realized during the 14 weeks ended October 3, 2004. In fiscal 2004, operating profit was reduced by $384,000 for severance related costs resulting from the company's closing of its spinning plant in Maiden, NC. The decrease in operating profit was caused primarily by weak manufacturing operating schedules for apparel related thread products in the Americas.  Operating profit for fiscal 2005 has also been negatively impacted by incremental costs associated with integrating newly acquired businesses.

Dickson commented, "We are investing in A&E's future. At the end of fiscal 2004 and during fiscal 2005 we made several strategic acquisitions that enable us to diversify our product lines and build upon our global footprint. We have also increased our investment in China to support the rapidly growing apparel production in Asia which has shifted from the Americas.  Our investment in the specialty engineered yarn and embroidery businesses has enabled A&E to diversify its product lines and provides the opportunity to grow these product lines through our global supply chain."

On a consolidated basis, capital expenditures totaled $129.3 million for fiscal 2005. Consolidated capital expenditures consisted of $115.7 million for Harris Teeter and $13.6 million for A&E. Fiscal 2005 capital expenditures does not include the acquisition costs ($15.9 million for lease rights and $2.7 million for inventory) for the six Winn-Dixie stores acquired in the fourth quarter.

In addition to the capital expenditures, Harris Teeter invested a net of $25.9 million ($37.2 million additional investments less $11.3 million return of capital) in the development of certain of its new stores, through joint ventures and various land investments, during fiscal 2005.  Such investment is not included in Harris Teeter's total fiscal 2005 capital expenditures of $115.7 million.

Harris Teeter's improvement in operating performance over the last several years and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.  Inclusive of the six acquired Winn-Dixie stores that are currently being remodeled, the company plans to open 19 new stores (including 5 replacement stores) in fiscal 2006 for a net store addition of 14 stores representing an approximate 12% increase in retail square footage.  Net retail square footage increased by 8.0% in fiscal year 2005.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Harris Teeter capital expenditures for fiscal year 2006 are presently estimated to be approximately $175 million including approximately $22 million to refurbish the six acquired Winn-Dixie stores. Although real estate development by its nature is both unpredictable and subject to external factors including weather and construction schedules, the fiscal year 2006 projected new store development represents a reasonable estimate of anticipated future growth thereafter.  Any change in the amount and timing of new store development would impact the expected capital expenditures.

During fiscal 2005, A&E consummated a number of acquisitions and joint ventures in various markets as part of their strategic plan to diversify the company in terms of its customer base, product mix and geographical locations.  During fiscal 2005, A&E's capital expenditures totaled $13.6 million (which includes fixed assets purchased from Robison-Anton Textile Co.) as compared to $8.1 million in fiscal 2004. In addition, A&E invested $24.8 million during fiscal 2005 for certain long-term assets and inventory of acquired businesses and joint ventures. Fiscal 2006 capital expenditures for A&E are expected to total approximately $15 million.

Fiscal 2006 consolidated capital expenditures and other net investment activity is estimated to total approximately $190 million.  Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company's revolving line of credit.  The Company closed on a new revolving line of credit on October 28, 2005. The new revolving line of credit provides for financing up to $200 million through its termination date on October 28, 2010.

On October 6, 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") No, FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." The new guidance generally applies to leases of land or pad leases including "cold dark shells" where the Company assumes responsibility for store and site construction.  The construction period typically extends for 6 to 9 months. Under this FSP, rental costs that are incurred during the construction period shall be recognized as rental expense.  The Company currently capitalizes such costs during the construction period. As required by the new guidance, the Company will cease capitalization of construction period rents at the beginning of its second fiscal quarter on January 2, 2006. Although the proposed statement permits retrospective application to prior periods, the Company does not intend to restate prior periods due to the relatively small percentage of land leases in those periods.  The estimated fiscal 2006 construction period rent required to be expensed as a non-cash charge versus previously being capitalized is approximately $5.3 million.

The Company's management is cautious in its expectations for fiscal 2006 due to the intensely competitive retail grocery market and challenging textile and apparel environment.  Further operating improvement will be dependent on the Company's ability to offset increased health care and fuel costs, and construction period rents with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and stability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and benefits costs; the Company's ability to successfully integrate the operations of acquired businesses; and the successful execution of initiatives designed to increase sales and profitability. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this report.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of thread and specialty engineered yarns with global operations.

###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	October 2,	October 3,	October 2,	October 3,
	2005	2004	2005	2004
NET SALES
Harris Teeter	$ 671,010	$ 689,908	$2,644,976	$ 2,572,367
American & Efird	81,430	82,795	319,679	296,230
Total	752,440	772,703	2,964,655	2,868,597

COST OF SALES
Harris Teeter	471,653	486,227	1,857,129	1,816,446
American & Efird	63,435	62,330	241,461	218,650
Total	535,088	548,557	2,098,590	2,035,096

GROSS PROFIT
Harris Teeter	199,357	203,681	787,847	755,921
American & Efird	17,995	20,465	78,218	77,580
Total	217,352	224,146	866,065	833,501

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Harris Teeter	172,451	175,389	674,267	651,515
American & Efird	17,313	16,985	69,208	64,123
Corporate	1,722	1,660	7,330	5,065
Total	191,486	194,034	750,805	720,703

EXIT AND IMPAIRMENT CHARGES
American & Efird	-	-	-	384

OPERATING PROFIT (LOSS)
Harris Teeter	26,906	28,292	113,580	104,406
American & Efird	682	3,480	9,010	13,073
Corporate	(1,722)	(1,660)	(7,330)	(5,065)
Total	25,866	30,112	115,260	112,414

OTHER EXPENSE (INCOME)
Interest expense	3,333	3,420	12,950	12,938
Interest income	(893)	(552)	(2,812)	(2,271)
Net investment gains	(526)	(149)	(3,388)	(981)
Minority interest	88	480	952	1,564
Total	2,002	3,199	7,702	11,250

INCOME BEFORE TAXES	23,864	26,913	107,558	101,164
INCOME TAXES	8,441	9,003	38,960	36,505
NET INCOME	$ 15,423	$ 17,910	$ 68,598	$64,659

NET INCOME PER SHARE:
Basic	$0.33	$0.38	$1.45	$1.39
Diluted	$0.32	$0.38	$1.44	$1.38

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,397	46,724	47,206	46,489
Diluted	47,952	47,133	47,730	46,851

DIVIDENDS DECLARED PER SHARE - Common	$0.11	$0.10	$0.44	$0.40

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	October 2,	October 3,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 49,185	$ 46,579
Temporary Investments	12,929	60,471
Accounts Receivable, Net	78,184	70,007
Inventories	247,397	230,856
Net Current Deferred Income Tax Benefits	11,775	12,809
Prepaid and Other Current Assets	25,860	22,269
Total Current Assets	425,330	442,991

PROPERTY, NET	598,004	539,111
INVESTMENTS	85,190	58,726
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	31,637	8,214
OTHER LONG-TERM ASSETS	55,310	51,886

Total Assets	$ 1,203,640	$ 1,109,097

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	10,666	2,588
Current Portion of Long-Term Debt	8,325	8,648
Accounts Payable	164,989	145,301
Federal and State Income Taxes	5,086	1,640
Accrued Compensation	42,753	40,832
Other Current Liabilities	59,384	56,011
Total Current Liabilities	291,203	255,020

LONG-TERM DEBT	155,120	157,639
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	12,201	24,589
PENSION LIABILITIES	66,798	60,028
OTHER LONG-TERM LIABILITIES	63,395	54,300
MINORITY INTEREST	5,981	7,811

SHAREHOLDERS' EQUITY:
Common Stock	70,558	56,634
Retained Earnings	582,953	535,188
Accumulated Other Comprehensive (Loss) Income	(44,569)	(42,112)
Shareholders' Equity	608,942	549,710

Total Liabilities and Shareholders' Equity	$ 1,203,640	$ 1,109,097

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	52 Weeks	53 Weeks
	October 2,	October 3,
	2005	2004
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 68,598	$ 64,659
Non-Cash Items Included in Net Income
Depreciation and Amortization	77,856	77,415
Deferred Taxes	(9,528)	(4,736)
Net (Gain) Loss on Sale of Property	(2,300)	1,009
Impairment Losses	2,500	2,174
Other, Net	(291)	1,171
Increase in Current Assets	(28,309)	(20,642)
(Decrease) Increase in Current Liabilities	28,428	6,761
Increase (Decrease) in Certain Long-Term Liabilities	10,880	7,918
NET CASH PROVIDED BY OPERATING ACTIVITIES	147,834	135,729

INVESTING ACTIVITIES
Purchase of Temporary Investments	(84,007)	(121,735)
Proceeds from Sale of Temporary Investments	131,549	119,606
Capital Expenditures	(129,250)	(92,092)
Purchase of Other Investments	(53,532)	(31,416)
Proceeds from Sale of Property and Partnership Distributions	11,970	12,017
Company-Owned Life Insurance, Net	(4,162)	(910)
Other, Net	(7,329)	3,134
NET CASH USED IN INVESTING ACTIVITIES	(134,761)	(111,396)

FINANCING ACTIVITIES
Net Proceeds from (Payments on) Short-Term Borrowings	6,892	(79)
Proceeds from Issuance of Long-Term Debt	-	449
Payments on Long-Term Debt	(8,242)	(31,417)
Dividends Paid	(20,834)	(18,606)
Proceeds from Stock Issued	11,577	8,254
Other, Net	140	423
NET CASH USED IN FINANCING ACTIVITIES	(10,467)	(40,976)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,606	(16,643)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	46,579	63,222

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 49,185	$ 46,579

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 13,078	$ 12,727
Income Taxes	$ 43,580	$ 39,962
Non-Cash Activity:
Assets Acquired Under Capital Leases	$ 4,385	$ 8,383

RUDDICK CORPORATION
OTHER STATISTICS
October 2, 2005
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
4th Quarter	$ 15.6	$ 4.1	$ 0.4	$ 20.1
Year to Date	59.6	16.9	1.4	77.9

Capital Expenditures:
4th Quarter	$ 33.8	$ 7.2	$ -	$ 41.0
Year to Date	115.7	13.6	-	129.3

Purchase of Other Investment Assets:
4th Quarter	$ 9.0	$ 15.1	$ -	$ 24.1
Year to Date	37.2	16.3	-	53.5

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		138		138
Opened during the period		7		10
Closed during the period		-		(3)
Stores in operation at end of period		145		145

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		2.06%		3.00%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.